Exhibit 2.2

STOCKHOLDER VOTING AGREEMENT

This Stockholder Voting Agreement (this “Agreement”) is made and entered into as of October 1, 2013, by and among InkSure Technologies Inc., a Delaware corporation (“InkSure Parent”), Spectra Systems Corporation, a Delaware corporation (“Buyer”) and the undersigned stockholder (“Stockholder”) of  InkSure Parent.

RECITALS

A.           Concurrently with the execution and delivery hereof InkSure Parent, InkSure Inc., a Delaware corporation (“InkSure Delaware Sub”), InkSure Ltd., an Israeli corporation (“InkSure Israeli Sub”)(InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub are collectively referred to herein as the “Seller”) and the Buyer are entering into an  Asset Purchase Agreement of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “ Asset Purchase Agreement”).

B.           Pursuant to the Asset Purchase Agreement, Buyer agrees to purchase substantially all of the assets of Seller (the “Asset Purchase Transaction”).

C.           Stockholder is an officer or director of InkSure Parent, or a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of such number of shares of each class of capital stock of InkSure Parent as is indicated on the signature page of this Agreement.

D.           The Stockholder believes that he, and the other stockholders of InkSure Parent, will derive substantial direct and indirect benefit from the Asset Purchase Transaction.

E.           The Stockholder desires to enter into this Agreement to induce Buyer to enter into the Asset Purchase Agreement and the Stockholder desires to vote the Shares (as defined herein) so as to facilitate the consummation of the Asset Purchase Transaction.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1.           Certain Definitions.

(a)           Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

“Shares” means (i) all shares of capital stock of InkSure Parent owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of capital stock of InkSure Parent acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 8 below).

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

2.           Transfer and Voting Restrictions.

(a)           At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined in Section 8 hereof), Stockholder shall not Transfer or suffer a Transfer of any of the Shares; provided, however that notwithstanding the foregoing, Stockholder may Transfer all or any portion of the Shares (a) by will or intestacy, (b) to Stockholder’s immediate family members (including Stockholder’s spouse, lineal descendants, father, mother, brother, sister or first cousin, and father, mother, brother or sister of Stockholder’s spouse), or (c) to a trust, the beneficiaries of which are such Stockholder and/or members of Stockholder’s immediate family; provided, further, that the donee or transferee agrees in a writing reasonably satisfactory to Buyer to be bound by the restrictions set forth in this Agreement in the same manner as Stockholder.

(b)           Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder will not commit any act that could restrict or affect Stockholder’s legal power, authority, and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement.  Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust, or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares in favor of the approval of the  Asset Purchase Transaction.

(c)           Stockholder understands and agrees that if Stockholder attempts to Transfer, vote, or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, the InkSure Parent shall not, and Stockholder hereby unconditionally and irrevocably instructs InkSure Parent to not, (i) permit any such transfer on its books and records, (ii) issue a new certificate representing any of the Shares, or (iii) record such vote.

(d)           INTENTIONALLY OMITTED.

3.           Agreement to Vote Shares.

(a)           Prior to the Expiration Date, at every meeting of the stockholders of InkSure Parent  called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of InkSure Parent, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption of the  Asset Purchase Agreement and the approval of the Asset Purchase Transaction and the other transactions contemplated by the Asset Purchase Agreement, (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Asset Purchase Transaction, and (iii) against any of the following (to the extent unrelated to the Asset Purchase Transaction): (A) any merger, consolidation, or business combination involving InkSure Parent or any of its subsidiaries other than the Asset Purchase Transaction; (B) any sale, lease, or transfer of all or substantially all of the assets of InkSure Parent or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation, or winding up of InkSure Parent or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of InkSure Parent  under the  Asset Purchase Agreement or of Stockholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Asset Purchase Transaction (each of (ii) and (iii), a “Competing Transaction”).

(b)           If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4.           Grant of Irrevocable Proxy.

(a)           Stockholder hereby irrevocably appoints Nabil Lawandy and Douglas Anderson (the “Proxyholders”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), and grants to the Proxyholders full authority, for and in the name, place, and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Proxyholders, with respect to any proposed adjournments or postponements of any meeting of Stockholders at which any of the matters described in Section 3 hereof are to be considered.

(b)           Stockholder hereby revokes any proxies heretofore given by Stockholder in respect of the Shares.

(c)           Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Asset Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement.  Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law, and may under no circumstances be revoked.  The irrevocable proxy granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, or incapacity of Stockholder.

(d)           The Proxyholders may not exercise this irrevocable proxy on any matter except as provided above.  Stockholder may vote the Shares on all other matters.

(e)           Buyer may terminate this proxy at any time by written notice to Stockholder.

5.           No Solicitation.  Stockholder shall not, directly or indirectly, (a) solicit, initiate, encourage, induce, or facilitate the making, submission, or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal or to cause stockholders of InkSure Parent not to vote to approve and adopt the Asset Purchase Transaction, (b) furnish any nonpublic information regarding Seller  to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (d) approve, endorse, or recommend any Acquisition Proposal or (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction. Each Stockholder hereby represents that, as of the date hereof, it is not engaged in discussions or negotiations with any party other than Buyer with respect to any Acquisition Proposal.

6.           Action in Stockholder Capacity Only.  Stockholder is entering into this Agreement solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares and not in Stockholder’s capacity as a director or officer of InkSure Parent.  Nothing herein shall limit or affect Stockholder’s ability to act as an officer or director of InkSure Parent and nothing herein shall be construed to obligate Stockholder to act in his capacity as a director or officer in any manner which may conflict with Stockholder’s duties, fiduciary or otherwise, as a director or officer of InkSure Parent.  No actions taken by Stockholder, or failure by Stockholder to take any actions, in his capacity as a director or officer of InkSure Parent shall be deemed to constitute a breach of this Agreement.  For clarification and the avoidance of doubt, Stockholder’s obligation to vote the Shares as provided in Section 3 is absolute and unconditional.

7.           Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to  Buyer as follows:

(a)           (i) Stockholder is the beneficial or record owner of the shares of capital stock of InkSure Parent indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects, or encumbrances; and (ii) Stockholder does not beneficially own any securities of  InkSure Parent other than the shares of capital stock and rights to purchase shares of capital stock of the InkSure Parent set forth on the signature page of this Agreement.

(b)           As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Seller Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, Stockholder has full power and authority to (i) make, enter into, and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity.  Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust, or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares on any matter.

(c)           This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms.  The execution and delivery of this Agreement and the performance by Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any contract to or by which Stockholder is a party or bound, or any order or Legal Requirement to which Stockholder (or any of Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict, or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made herein.

(d)           Except as disclosed pursuant to the Asset Purchase Agreement, no investment banker, broker, finder, or other intermediary is entitled to a fee or commission from InkSure Parent, InkSure Delaware Sub or InkSure Israeli Sub in respect of this Agreement or the Asset Purchase Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

8.           Termination.  This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Asset Purchase Agreement shall have been validly terminated pursuant to the terms of Section 13 thereof or (b) such date and time as the vote has been taken at a meeting of the Stockholders of InkSure Parent on the Asset Purchase Transaction (the “Expiration Date”); provided, however, that (i) Section 10 shall survive the termination of this Agreement and (ii) in no event shall such termination relieve any party from liability for any breach by such party of this Agreement.

9.           Schedule 13D Matters.  Stockholder acknowledges and agrees that, by the execution and delivery of this Agreement in connection with the execution and delivery of the Asset Purchase Agreement, he may be deemed to be a member of a “group,” as that term is used in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with certain other persons (the “Group”) for purposes of compliance with the reporting requirements of Section 13(d) of the Exchange Act.  In accordance with Rule 13d-1(k) under the Exchange Act, Stockholder agrees to the filing, on behalf of himself and the other members of the Group, of a Statement on Schedule 13D (the “Group 13D”) made by Buyer to report (among other things) the accession of the Stockholder to the Group.

10.           Miscellaneous Provisions.

(a)           Amendments.  No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by Buyer, InkSure Parent and Stockholder.

(b)           Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or any failure or delay on the part of any party in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, or covenants contained in this Agreement.  The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver by a party of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.

(c)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements, and understandings, both written and oral, between the parties with respect to the subject matter hereof .

(d)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of any laws or legal principles that might otherwise govern under applicable principles of conflicts of law thereof.

(e)           Consent to Exclusive Jurisdiction; Venue; Service of Process.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties:  (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of a federal or state court having jurisdiction and venue in New York, New York, USA, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10(e), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10(n) of this Agreement.

(f)           INTENTIONALLY OMITTED.

(g)           INTENTIONALLY OMITTED

(h)           Assignment and Successors.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including Stockholder’s estate and heirs upon the death of Stockholder, provided that except as otherwise specifically provided herein (including pursuant to a permitted Transfer under Section 2(a) of this Agreement), neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties, which consent shall not be unreasonably withheld.  Any assignment in violation of the foregoing shall be void and of no effect.

(i)           No Third-Party Rights.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(j)           Further Assurances.  Stockholder agrees to cooperate fully with Buyer and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by Buyer to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement.  Stockholder hereby agrees that InkSure Parent may publish and disclose in the Proxy Statement such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an Exhibit to the Proxy Statement or in any other filing made by InkSure Parent with the SEC relating to the Asset Purchase Transaction. Stockholder agrees to notify Buyer promptly of any additional shares of capital stock of InkSure Parent of which Stockholder becomes the record or beneficial owner after the date of this Agreement.

(k)           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(l)           INTENTIONALLY OMITTED.

(m)           Specific Performance; Injunctive Relief.  The parties acknowledge that Buyer shall be irreparably harmed by, and that there shall be no adequate remedy at law for, a violation of any of the covenants or agreements of Stockholder set forth in this Agreement.  Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to such party at law or in equity without posting any bond or other undertaking.  Stockholder agrees that Stockholder will not oppose the granting of any injunction, specific performance, or other equitable relief on the basis that Buyer has an adequate remedy of law or an injunction, award of specific performance, or other equitable relief is not an appropriate remedy for any reason at law in equity.

(n)           Notices.  All notices, consents, requests, claims, and demands under this Agreement shall be in writing and shall be deemed given if (i) delivered to the appropriate address by hand or overnight courier (providing proof of delivery), or (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address, facsimile, or e-mail address (or at such other address, facsimile, or e-mail address for a party as shall be specified by like notice):  (i) if to Buyer , to the address, e-mail address, or facsimile provided in the  Asset Purchase Agreement, including to the persons designated therein to receive copies; (ii) if to InkSure Parent , to the address, e-mail address, or facsimile provided in the  Asset Purchase Agreement, including to the persons designated therein to receive copies; and (iii) if to Stockholder, to Stockholder’s address, e-mail address, or facsimile shown below Stockholder’s signature on the last page hereof.

(o)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile transmission or email transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(p)           Headings.  The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(q)           Construction.  In this Agreement, unless a clear contrary intention appears, (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (iii) “or” is used in the inclusive sense of “and/or”; and (iv) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”

(r)           Legal Representation.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

[Signatures Appear On Following Page]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

BUYER: SPECTRA SYSTEMS CORPORATION By: __________________________ Name: __________________________ Title: __________________________	STOCKHOLDER: By: _______________________________ Name: Address:
INKSURE TECHNOLOGIES INC.: By: ___________________________ Name: _________________________ Its: ___________________________	Telephone: E-mail Address: tal@inksure.com Shares Beneficially Owned by Stockholder: ___ Shares of InkSure Parent Common Stock ___ Options to acquire InkSure Parent Common Stock